UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 11, 2013

AMERICAN LORAIN CORPORATION
(Exact Name of Registrant as Specified in Charter)

Nevada	001-34449	87-0430320
(State or other jurisdiction of	(Commission file number)	(I.R.S. employer
incorporation)		identification no.)

Beihuan Road
Junan County
Shandong, China 276600
(Address of Principal Executive Offices)
(Zip Code)

(86) 539-7318818
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 7, 2013, Mr. Tad Ballantyne resigned from the Board of Directors of American Lorain Corporation (the “Board”), the Independent Committee and the Board committees comprised of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, effective immediately.

On March 11, 2013, the Board elected Mr. William Jianxiao Wu as a director of the Board and as a member of the Independent Committee, the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Mr. Wu will also succeed Mr. Ballantyne as the Chairman of the Nominating and Corporate Governance Committee. Mr. Wu qualifies as an independent director under the rules of the U.S. Securities and Exchange Commission and the rules of the NYSE MKT.

Mr. Wu is the founding partner of Yi Jiu Tian Xing (Beijing) Capital Investment Advisory Co. Ltd. (“EC Capital”), which provides financial services to private companies in China, a position which he continues to hold as of the date of this Current Report. Before founding EC Capital, from 2006 to 2011, Mr. Wu served as an executive director of The Hina Group, a boutique investment banking firm registered with FINRA USA. During his employment with The Hina Group, Mr. Wu was involved in numerous private placements and M&A deals, such as representing Asiainfo Holdings, Inc. (Nasdaq: Asia) in its merger with Linkage Technologies International Holdings Limited. From 2006 to 2011, Mr. Wu was involved in the closings of transactions which in the aggregate are valued at approximately $1 billion, in the telecom and the high-tech sectors. Before joining The Hina Group, Mr. Wu worked for Datang Telecom Technology Co., Ltd. (SSE: 600198) as a sales manager.

Mr. Wu holds a Bachelors Degree in Electronic Engineering from Wuhan University and an IMBA from the Tsinghua University School of Economics and Management. He was also awarded the title of “Honorable MBA Alumni” by The Hong Kong University of Science and Technology.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 11, 2013

AMERICAN LORAIN CORPORATION

By: /s/ Si Chen
       Name: Si Chen
      Title: Chief Executive Officer